Exhibit 10(c)
EMERSON ELECTRIC CO.
ANNUAL CASH INCENTIVE PLAN

I. PURPOSE
The purpose of the Emerson Electric Co. Annual Cash Incentive Plan is to provide an annual cash incentive for selected key executives, which is based upon predetermined Performance Targets established for a given Fiscal Year. The Plan is designed to (a) reward key executives for their efforts towards the Performance Targets, (b) incentivize key executives to deliver Corporate performance objectives that are aligned with the Company’s stated operating goals for a given Fiscal Year, and (c) attract, motivate and retain key executives on a competitive basis in which total compensation levels are aligned with the accomplishment of the Company’s financial, operational and strategic objectives.
II. DEFINITIONS
The following words shall have the following meanings unless the context clearly requires otherwise:
A. "Annual Cash Incentive Payment” or “Payment” means the amount payable to Participant under the Plan.
B. “Board of Directors” means the Board of Directors of Emerson
Electric Co.
C. “Bonus Target” means the amount of Annual Cash Incentive
Payment to be paid to a Participant under the Plan in the event the Company exactly meets all of its Performance Targets for a Fiscal Year.
D. “Chief Executive Officer” means the Chief Executive Officer of Emerson Electric Co.

Exhibit 10(c)
E. “Committee” means the Compensation Committee of the Board of Directors of Emerson Electric Co. which is comprised of members who are not eligible to participate in the Plan.
F. “Company” means Emerson Electric Co., a Missouri Corporation.
G. “Chief People Officer” means the Chief People Officer of the Company.
H. “Fiscal Year” means the fiscal year of the Company, which is currently the twelve-month period ending September 30.
I. “Participant” means an employee of the Company or a Subsidiary eligible to receive an Annual Cash Incentive Payment.
J. “Performance Targets” means the financial and operational targets assigned for a Fiscal Year.
K. “Plan” means this Emerson Electric Co. Annual Cash Incentive Plan.
L. “Subsidiary” means any corporation more than 50% of whose stock is owned directly or indirectly by the Company.
III. ELIGIBILITY
Participation in the Plan shall be limited to those executive officers of the Company as the Committee shall determine. Additions or deletions to the Plan during a Fiscal Year shall be made only in the event of a promotion, new hire, resignation, separation, transfer, or an unusual event.
IV. DETERMINATION OF BONUS TARGETS AND PEFORMANCE TARGETS

Exhibit 10(c)
A. Bonus Targets - The Bonus Target, as assigned to a Participant, shall be determined and communicated as a part of the annual compensation process. Final approval of each Bonus Target shall be made by the Committee.

B. Performance Targets – The Committee shall, for each Fiscal Year, set Performance Targets for such Fiscal Year, against which the performance of the Company will be measured. Performance Targets may be based upon sales, profit, operating profit, earnings before interest and taxes (EBIT), adjusted EBIT, earnings before interest, taxes, and amortization (EBITA), adjusted EBITA, earnings before interest, taxes, depreciation and amortization, pre-tax earnings (EBITDA), adjusted EBITDA, earnings, net earnings, any related margins, earnings per share (EPS), adjusted EPS, asset management, cash flow, operating cash flow, free cash flow, days sales outstanding, days payables outstanding, inventory turnover, return on total capital, return on equity, total stockholder return, share price, acquisition and divestiture performance, development and achievement of strategic business objectives, customer satisfaction, new product introductions and performance, cost reductions, manufacturing efficiency, delivery lead time performance, research and development achievements, market share, working capital, geographic expansion, development and achievement of ESG goals and objectives (including, without limitation, goals regarding enterprise level diversity, equity and inclusion and the reduction in greenhouse gas emissions) and other factors determined by the Committee. Performance Targets may include or exclude specified items of an unusual, non-recurring or extraordinary nature including, without limitation, changes in accounting

Exhibit 10(c)
methods, changes in inventory methods, changes in corporate taxation, unusual accounting gains and losses, changes in financial accounting standards, or other extraordinary events causing dilution of or diminution in the Company's financial results, all as the Committee may deem necessary or desirable to accomplish the purposes of the Plan. The weightings of all Performance Targets may vary from year to year. Final approval of the Performance Targets shall be made by the Committee. Performance Targets need not be the same in respect to all Participants and may be established separately for the Company as a whole or for its various groups, divisions, subsidiaries and affiliates. As soon as practicable after the beginning of each Fiscal Year, each Participant shall be notified of his or her Performance Targets by management of the Company.
V. DETERMINATION OF ANNUAL CASH INCENTIVE PAYMENT
Each Participant shall receive Payment subject to the provisions of Articles VIII and IX hereof, a percentage of his or her Bonus Target according to the percentage of the Performance Targets achieved by the Company during the Fiscal Year according to a formula determined by the Committee, which may include multipliers, modifiers and/or other factors. Performance Target achievement may be adjusted for items of an unusual or non-recurring nature, by the Committee, and in the Committee’s sole judgment, as prudent, based upon its assessment of the Company’s performance during the Fiscal Year.
As soon as practicable after the end of the Fiscal Year, the Payment for each Participant for such Fiscal Year shall be determined by the Committee. The Committee shall certify in writing the Payment to each Participant based on the applicable Bonus and Performance Targets. The Chief

Exhibit 10(c)
People Officer shall, as determined by the Company, ensure that each Participant is notified of the amount of his or her Payment.
VI. TIME FOR PAYMENTS
Payments will normally be paid in a lump sum by November 30th following the end of each Fiscal Year, but in no event shall payment occur later than 2 ½ months after the end of the applicable Fiscal Year.
VII. ADMINISTRATION OF THE PLAN
The overall administration and control of the Plan, including final approval of the Payments, as provided for under this Plan, is the responsibility of the Committee. The Chief People Officer shall be responsible for implementing the actions required under the Plan.
VIII. VESTING
In order to receive a Payment from the Plan, a Participant must be in the employ of the Company or a Subsidiary through a) the last day of the Fiscal Year with respect to which a Payment is measured, and b) the date the Payment is payable pursuant to Section VI hereof. Notwithstanding any other provision hereof, and in accordance with this Section, in the event a Participant terminates or is terminated by the Company or a Subsidiary, before or after the end of the Fiscal Year for any reason, including, but not limited to, retirement, disability or death, the Committee shall have sole discretion as to whether any such Payment or pro-rata amount shall be authorized (not to exceed the calculated amount as prescribed under the Plan).
IX. AMENDMENT OR TERMINATION

Exhibit 10(c)
The Plan may be amended or terminated at any time by action of the Board.
X. MISCELLANEOUS
A. All payments under the Plan shall be made from the general assets of the Company or Subsidiary. To the extent any person acquires a right to receive payments under the Plan, such right shall be no greater than that of an unsecured general creditor of the Company or Subsidiary.
B. Nothing contained in the Plan and no action taken pursuant thereto shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any other person.
C. No amount payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, either voluntary or involuntary, and any attempt to so alienate, anticipate, sell, transfer, assign, pledge, encumber or charge the same shall be null and void. No such amount shall be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are or may be payable.
D. Nothing contained in the Plan shall be construed as conferring upon any Participant the right to continue in the employ of the Company nor to limit the right of his or her employer to discharge at any time, with or without cause.
E. The Company shall have the right to recover from any Participant the full amount of any Payment paid by it to such Participant if, during the Fiscal Year for which such Payment was paid, such Participant engaged a violation of

Exhibit 10(c)
the Company’s Clawback Policy, as amended from time to time, in the course of his or her employment.
F. The Plan shall be construed and administered in accordance with the laws of the State of Missouri.

Exhibit 10(c)

Fiscal Year 20[●] Annual Cash Incentive Plan
Award Agreement

DATE:

PARTICIPANT:

As a selected participant in the Fiscal Year 20[●] Corporate Annual Cash Incentive Plan (the “Plan”) and in consideration of a subsequent award pursuant to the Plan, you acknowledge and agree that:

1.This Award is conditioned upon your compliance with all practices and policies under Emerson’s Ethics and Compliance Program, including our Code of Conduct and Code of Ethics, and that your actions will reflect Emerson’s Core Value of Integrity. Any violation of our Ethics and Compliance Program may result in the forfeiture of this Award or the repayment of any amounts paid under this Fiscal 20[●] Annual Cash Incentive Plan.

2.This Award and Agreement are governed by Missouri law, without regard to any conflicts of law principles thereof, and you consent to resolve any disputes exclusively in the courts in the Eastern District of Missouri.

3.I have received a copy of the Plan Terms and Conditions.

4.You acknowledge and agree that you have read and understand the terms of this Agreement and the Plan Terms and Conditions and accept this Award conditioned upon the terms set forth therein.

We ask that you return a signed copy of this acknowledgement to [●] at Emerson headquarters, Station [●], 8000 W. Florissant Ave., St. Louis, MO 63136, no later than [●].

If you have any questions, don’t hesitate to call.

Acknowledged and agreed by:

_______________________________________

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